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                          United Investors Realty Trust
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                (Name of Registrant as Specified in Its Charter)

                   The Committee to Restore Shareholder Value
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    (Name of Person( ) Filing Proxy Statement, if Other Than the Registrant)

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                                           [LETTERHEAD MACKENZIE PARTNERS, INC.]

NEWS RELEASE

FOR IMMEDIATE RELEASE:

Contact: Lawrence Dennedy, MacKenzie Partners, Inc.
Phone:   (800) 322-2885 (toll free)

         Leading Independent Advisory Firm Endorses Committee to Restore
                       Shareholder Value in Proxy Contest

HOUSTON, TEXAS, MAY 22, 2001-- The Committee To Restore Shareholder Value announced today that it has received the endorsement of Institutional Shareholder Services (ISS) in connection with its proxy contest to elect its nominees to the Board of Trust Managers of United Investors Realty Trust (Nasdaq: UIRT) (PCX: UIR) and to amend Section 3.3 of the by-laws at the company's annual meeting on May 30. ISS recommends that shareholders vote the GREEN proxy card for the Committee.

ISS is a leading independent proxy advisory firm located in Rockville, MD. ISS advises several hundred of the country's largest institutions, pension funds and money managers on voting in contested situations.

In a report to its clients published today, ISS set forth its endorsement of the Committee's nominees by stating:

      "UIRT's stock price has floundered considerably since its initial public offering and shareholders clearly have not shared in the run up of stocks that comprise the company's peer group indices. Other than a proposed sale of the entire company, the current board and management offer no other strategies that represent a departure from the status quo. Additionally, due to UIRT's affiliation with FCA, the fact that an investment banker was not retained until the dissidents initiated action against the company, and the company's recent adoption of a shareholder rights plan, there is some question as to the independence of the current board and its commitment to affect a sale of the company.

      On the other hand, all of the dissident director nominees appear to be independent and well qualified with industry-related experience. In light of management's assertion that potential buyers may be unwilling to make an offer until the pending litigation against the company is resolved, the election of the dissident board should not hinder the sale of the company since such election should effectively end the litigation. Moreover, if the dissident nominees are unable to affect a sale of the company, we believe that their past experience and qualifications will bring a new perspective to the management of this company that may be more effective at maximizing shareholder value than the strategies currently in effect."

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ISS also endorsed the Committee's proposed amendment to Section 3.3 of the
By-Laws by stating: "ISS is opposed to any provision in a company's charter or bylaws that essentially provides a board of nominee or group of board nominees a decided advantage over remaining nominees."

David Glatstein, a member of the Committee and one of the Committee's nominees stated, "We believe that the ringing endorsement received from the independent and prominent advisory firm, ISS, is further evidence pointing to removal of the existing Trust Managers and amendment of Section 3.3 of the By-Laws. Time is short, we hope and believe that fellow stockholders will follow ISS's recommendations and vote the GREEN proxy card in favor of the Committee's proposals."

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